Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Aflac Incorporated:

We consent to the use of our reports dated February 24, 2017, with respect to the consolidated balance sheets of Aflac Incorporated and subsidiaries (the Company) as of December 31, 2016 and 2015, and the related consolidated statements of earnings, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated herein by reference.
/s/ KPMG LLP
Atlanta, Georgia
August 10, 2017